EXHIBIT 99.1

OPPENHEIMER HOLDINGS INC. PRESS RELEASE
NYSE and TSX – OPY
Oppenheimer Holdings Announces Intention to Refinance its Variable Rate Exchangeable Debentures

NEW YORK and TORONTO, June 16, 2006. Oppenheimer Holdings Inc. (the “Company”) announced today that it has entered into a letter of intent with Canadian Imperial Bank of Commerce (“CIBC”) to buy back, in full, the First and Second Variable Rate Exchangeable Debentures (the “Debentures”) issued to CIBC as part of the consideration with respect to the acquisition from CIBC of the U.S. Private Client and Asset Management Divisions of CIBC World Markets Corp. purchased in 2003. The Company will pay the par value of the debentures ($160,822,400) in cash plus accrued interest.  The transaction is scheduled to close on or around July 31, 2006.  The Debentures are exchangeable for approximately 6.9 million Class A non-voting shares (“Class A Shares”) of the Company at the rate of $23.20 per share (approximately 35% of the Company’s outstanding Class A Shares) and bear annual interest (payable semi-annually) of 4% in 2006 and 5% in 2007 until maturity on January 2, 2013. The Company has agreed to make a contingent payment to CIBC if prior to December 31, 2007, the Company enters into an agreement for the sale of substantially all of its assets or a majority of the Company’s outstanding Class A Shares and Class B voting shares.   The amount of the contingent payment would be based on the price per share realized by shareholders in any such transaction.  Upon closing, the Stakeholders Agreement dated December 9, 2002 between the Company, Albert Lowenthal, CIBC and other parties and the Registration Rights Agreement dated January 2, 2003 between the Company and CIBC will be terminated.

The Company has obtained a commitment from Morgan Stanley Senior Funding, Inc. to provide senior secured credit facilities in the amount of $125 million at a variable interest rate based on the London Interbank Offering Rate (LIBOR) with a seven-year term. The minimum principal repayments will equal 0.25% per quarter.

The repurchase transaction as well as the senior facility funding is subject to the completion of due diligence, applicable regulatory approvals, delivery of definitive documentation and other customary closing conditions.

In addition, the Company has established the Oppenheimer Holdings Inc. Select Incentive Plan, which will provide key executive, managerial and sales employees of the Company and its subsidiaries an opportunity to purchase plan interests representing up to $35 million of the Debentures, at par. The balance of the re-financing will be funded by internally available funds and an increase in bank call loans.

The Company believes that the significant reduction in dilution to its Class A Shares provided by this transaction will provide a benefit to its shareholders and employees that outweighs the cost of financing the Debenture repurchase.

The Company also announced today that on June 5, 2006, Oppenheimer & Co. Inc. (“Oppenheimer”), the Company’s primary operating subsidiary, received an invitation from the New York Stock Exchange (the “NYSE”) to make a “Wells Submission” (a formal response to a request from a regulator that describes why an action should not be brought) with respect to its activities as a broker/dealer and as a clearing firm in connection with allegedly improper market timing (not late trading) of mutual funds by several former employees. Oppenheimer is in the process of preparing a response.  The Company has set aside reserves that it believes should address its financial exposure with respect to these matters.

The Company, through its principal subsidiary, Oppenheimer & Co. Inc., is a U.S. financial services company offering a full range of financial products and services from 83 offices in 22 states and 2 foreign jurisdictions. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, the Company offers online discount brokerage and dollar-based investing services.

This press release may include certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

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FOR FURTHER INFORMATION:

A.G. LOWENTHAL 212 668-8000 or

E.K. ROBERTS 416 322-1515